Exhibit 24

Power of Attorney

The undersigned hereby appoint Joseph C. Benage as attorney-in-fact, to execute in name and on behalf of the undersigned the Form 10-K Annual Report of LabOne, Inc., to be filed with the Securities and Exchange Commission for its fiscal year ended December 31, 2004.

Dated: March 1, 2005

/s/ Jill L. Force
 Jill L. Force, Director

/s/ John P. Mascotte
 John P. Mascotte, Director

/s/ James R. Seward
 James R. Seward, Director

/s/ John E. Walker
 John E. Walker, Director